Exhibit 12
                                                           ----------

                     CONSOLIDATED RAIL CORPORATION
                     -----------------------------
        COMPUTATIONS OF THE RATIO OF EARNINGS TO FIXED CHARGES
        ------------------------------------------------------
                            ($ In Millions)


                                                  Quarters ended
                                                     March 31,
                                                  --------------
                                                  1994      1993
                                                  ----      ----
 Earnings
 --------
  Pre-tax income                                  $(51)     $ 73
   Add:
    Interest expense                                44        44
    Rental expense interest factor                   9         7
   Less equity in undistributed earnings
    of 20-50% owned companies                       (4)       (9)
                                                  ----      ----
 Earnings available for fixed charges               (2)     $115
                                                  ====      ====


 Fixed charges
 -------------
    Interest expense                                44        44
    Rental expense interest factor                   9         7
                                                  ----      ----
 Fixed charges                                    $ 53      $ 51
                                                  ====      ====

 Ratio of earnings to fixed charges                  -      2.25x


 For purposes of computing the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges, less equity in undistributed earnings of 20% to 50% owned companies. Fixed charges represent interest expense together with interest capitalized and a portion of rent under long-term operating leases representative of an interest factor.